Exhibit 99.1

Contact: Brett Perryman ir@bsig.com (617) 369-7300
BrightSphere Reports Financial and Operating Results for the Third Quarter Ended September 30, 2018

•	U.S. GAAP EPS of $0.51 per share, up 200.0% from Q3 2017; U.S. GAAP earnings of $54.0 million, up 188.8%

•	Economic net income EPS of $0.46 per share, an increase of 7.0% from Q3 2017 and economic net income of $48.8 million, an increase of 4.5% from Q3 2017

•	AUM of $237.7 billion at September 30, 2018, an increase of 1.5% from June 30, 2018 and an increase of 0.8% from September 30, 2017

•
Net client cash flows (“NCCF”) for the quarter of $(2.6) billion, including $(1.6) billion of hard asset disposals, yielding an annualized revenue impact of $4.7 million and NCCF for the nine-month period of $(4.8) billion, including $(1.8) billion of hard asset disposals, yielding an annualized revenue impact of $8.5 million

•	Mary Elizabeth (Maliz) Beams elected as an independent Director
London - November 1, 2018 - BrightSphere Investment Group plc (NYSE: BSIG) reports its results for the third quarter ended September 30, 2018.
“The strength and diversity of our high quality Affiliates continues to generate value for our shareholders and clients, as BrightSphere produced solid results in an equity return environment bifurcated between domestic and non-U.S. markets, increasing our ENI per share by 7% year-over-year, to $0.46,” said Steve Belgrad, BrightSphere’s President and Chief Executive Officer. “Our near-term investment performance improved quarter-over-quarter, driven by positive results across a number of our large and mid-cap domestic and international equity strategies, while our long-term performance has remained strong and consistent. As of September 30, assets representing 53%, 64% and 80% of revenue outperformed their benchmarks on a one-, three- and five-year basis, respectively. Net client cash flows of $(2.6) billion, including $(1.6) billion of hard asset disposals, resulted in a positive annualized revenue impact of $4.7 million, as revenue earned from a range of higher fee international and emerging markets equity and alternative strategies outpaced reductions resulting from lower-fee U.S. subadvisory and global redemptions.
“Among the key strengths of our business model is the breadth and depth of our collaborative organic growth initiatives, which have extended our Affiliates’ time-tested investment disciplines to meet the evolving needs of sophisticated institutional investors in growing global markets. The new strategies launched in partnership with our Affiliates to date offer substantial additional investment capacity across an array of asset classes, geographies, and investment styles. Aidan Riordan, our Head of Affiliate Management, and his team continue to work alongside our Affiliates to create additional strategies that leverage our Affiliates’ investment skills, open new sales channels through our product structuring and global distribution capabilities, and evaluate business development opportunities.”
Mr. Belgrad concluded, “BrightSphere’s strong, recurring free cash flow from operations, combined with our ample available debt capacity, provides meaningful financial flexibility to allocate capital to enhance shareholder value through stock repurchases as well as diversifying acquisitions. Given the recent valuation of our shares, we have maintained the stock buy-back program initiated earlier this year, and have repurchased 2.6 million shares during the third quarter. We will continue to evaluate the most efficient and opportunistic uses of our capital.”

Table 1: Key Performance Metrics
($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
U.S. GAAP Basis	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Revenue	$230.1	$223.2	3.1%	$713.7	$638.2	11.8%
Pre-tax income from cont. ops. attributable to controlling interests	10.5	13.6	(22.8)%	102.2	54.6	87.2%
Net income attributable to controlling interests	54.0	18.7	188.8%	113.4	53.0	114.0%
Diluted shares outstanding (in millions)	106.5	109.7		108.2	111.9
Diluted earnings per share, $	$0.51	$0.17	200.0%	$1.04	$0.47	121.3%
U.S. GAAP operating margin	5.8%	3.7%	206 bps	7.6%	7.0%	59 bps

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue	$228.6	$228.2	0.2%	$707.1	$648.4	9.1%
Pre-tax economic net income	64.2	64.2	—%	201.4	179.6	12.1%
Economic net income	48.8	46.7	4.5%	154.2	132.2	16.6%
ENI diluted earnings per share, $	$0.46	$0.43	7.0%	$1.42	$1.18	20.3%
Adjusted EBITDA	71.0	72.0	(1.4)%	222.8	202.5	10.0%
ENI operating margin	38.4%	38.9%	(46) bps	38.9%	37.8%	107 bps

Other Operational Information(1)
Assets under management at period end ($ in billions)	$237.7	$235.9	0.8%	$237.7	$235.9	0.8%
Net client cash flows ($ in billions)	(2.6)	0.5	n/m	(4.8)	(2.3)	n/m
Annualized revenue impact of net flows ($ in millions)	4.7	12.2	(61.5)%	8.5	26.1	(67.4)%
(1) As previously disclosed, in the third quarter of 2017, BrightSphere agreed to sell its stake in Heitman LLC to Heitman’s management, a transaction which closed on January 5, 2018. Operational information (including AUM and flow data) excludes Heitman beginning in the third quarter of 2017 (Heitman remains in operational information for the first half of 2017). Including Heitman, AUM, NCCF and annualized revenue impact of net flows were $268.2 billion, $(0.4) billion, and $10.3 million for the three months ended September 30, 2017, respectively, and $268.2 billion, $(3.2) billion, and $24.2 million for the nine months ended September 30, 2017, respectively.

Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Assets Under Management and Flows

At September 30, 2018, BrightSphere’s total assets under management (“AUM”) were $237.7 billion, up $3.4 billion, or 1.5%, compared to $234.3 billion at June 30, 2018. The increase in AUM during the three months ended September 30, 2018 primarily reflects net market appreciation of $6.0 billion and net outflows of $(2.6) billion, including hard asset disposals of $(1.6) billion which were anticipated. Net client cash flows excluding hard asset disposals for the three months ended September 30, 2018 were $(1.0) billion, compared to $(4.0) billion for the three months ended June 30, 2018 and $0.9 billion for the three months ended September 30, 2017. At September 30, 2018, BrightSphere’s AUM was up $1.8 billion, or 0.8%, compared to $235.9 billion at September 30, 2017. The increase in AUM compared to the prior year reflects net flows of $(8.5) billion offset by market appreciation and other adjustments of $10.3 billion.

For the three months ended September 30, 2018, BrightSphere’s net client cash flows were $(2.6) billion compared to $(4.1) billion for the three months ended June 30, 2018 and $0.5 billion for the three months ended September 30, 2017. Gross inflows in the three months ended September 30, 2018 were $6.9 billion (compared to $6.1 billion in the second quarter of 2018 and $7.3 billion in the third quarter of 2017) and gross outflows and hard asset disposals were $(9.5) billion (compared to $(10.2) billion in the second quarter of 2018 and $(6.8) billion in the third quarter of 2017). Outflows in the three months ended September 30, 2018 were primarily attributable to secular U.S. equity subadvisory withdrawals, and rebalancing. Hard asset disposals of $(1.6) billion, $(0.1) billion, and $(0.4) billion are reflected in the net client cash flows for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively and represent a liquidation and return of capital for investors in those assets. For the three months ended September 30, 2018, the annualized revenue impact of the net client cash flows was $4.7 million, which compares to $(15.2) million for the three months ended June 30, 2018 and $12.2 million for the three months ended September 30, 2017 (see “Definitions and Additional Notes”). Gross inflows in the three months ended September 30, 2018 of $6.9 billion yielded approximately 53 bps, while gross outflows and hard asset disposals of $(9.5) billion in the same period yielded approximately 33 bps.

For the nine months ended September 30, 2018, BrightSphere’s net client cash flows were $(4.8) billion compared to $(2.3) billion for the nine months ended September 30, 2017. As previously disclosed, flow information in this release includes flows from Heitman for the first half of 2017, but excludes it thereafter. Including Heitman, net flows in the nine months ended September 30, 2017 were $(3.2) billion. The net flows in the nine months ended September 30, 2018 were impacted by strong sales in alternatives, offset by higher hard asset disposals and small-cap equity outflows. For the nine months ended September 30, 2018, the annualized revenue impact of the net client cash flows was $8.5 million compared to $26.1 million for the nine months ended September 30, 2017 which reflects a reduction in the spread between bps on inflows and outflows. Gross inflows of $23.3 billion in the nine months ended September 30, 2018, compared to $23.6 billion in the prior year, yielded an average of 48 bps compared to 50 bps in the year-ago period while gross outflows and hard asset disposals of $(28.1) billion, compared to $(25.9) billion in the prior year, yielded 37 bps in the nine months ended September 30, 2018 compared to 35 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary(1)

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Beginning AUM	$234.3	$240.1	$258.8	$243.0	$240.4
Acquisition (removal) of Affiliates(1)	—	—	(32.4)	—	(32.4)
Gross inflows	6.9	6.1	7.3	23.3	23.6
Gross outflows	(7.9)	(10.1)	(6.4)	(26.3)	(25.2)
Net flows before hard asset disposals	(1.0)	(4.0)	0.9	(3.0)	(1.6)
Hard asset disposals	(1.6)	(0.1)	(0.4)	(1.8)	(0.7)
Net flows	(2.6)	(4.1)	0.5	(4.8)	(2.3)
Market appreciation (depreciation)	6.0	(1.7)	9.0	1.0	30.2
Other(2)	—	—	—	(1.5)	—
Ending AUM	$237.7	$234.3	$235.9	$237.7	$235.9

Basis points: inflows	52.5	42.3	54.2	48.3	49.6
Basis points: outflows	33.2	40.2	40.2	37.0	35.1
Annualized revenue impact of net flows ($ in millions)	$4.7	$(15.2)	$12.2	$8.5	$26.1
Derived average weighted NCCF ($ in billions)	1.2	(3.9)	3.2	1.9	6.8
(1) The Company removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) “Other” in the nine months ended September 30, 2018 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of September 30, 2018 and December 31, 2017 are provided in Table 3 below. At September 30, 2018, the Company had $393.1 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $15.0 million drawn on a non-recourse seed capital financing facility. Shareholders’ equity (attributable to controlling interests) amounted to $99.9 million. The Company’s ratio of third party borrowings (excluding non-recourse debt) to trailing twelve months Adjusted EBITDA was 1.3x, significantly below the Company’s revolving credit facility covenant of 3.0x. Of the Company’s cash and cash equivalents of $314.1 million at September 30, 2018, $110.7 million was held at Affiliates and $203.4 million was available at the Center.

As of September 30, 2018, the Company had total seed and co-investment holdings of $153.6 million. During the nine months ended September 30, 2018, the Company has made investments of approximately $65.7 million to support Affiliate strategies and product capabilities. The Company has drawn $15.0 million on the non-recourse seed capital financing facility, leaving $50.0 million available to be drawn down as of September 30, 2018.

In the three months ended September 30, 2018, the Company purchased 2,553,046 shares at a weighted average price of $13.46 per share, or approximately $34 million in total. As of September 30, on a year-to-date basis, the Company has purchased a total of 4,361,661 shares at a weighted average price of $14.13 per share, or approximately $62 million in total.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	September 30, 2018		December 31, 2017
Assets
Cash and cash equivalents	$314.1		$186.3
Investment advisory fees receivable	186.4		208.3
Investments(1)	210.1		244.4
Other assets	714.6		698.8
Assets of consolidated Funds(2)	148.4		153.9
Total assets	$1,573.6		$1,491.7

Liabilities and equity
Accounts payable and accrued expenses	$230.7		$241.0
Due to OM plc	50.7		59.1
Non-recourse borrowings	15.0		33.5
Third party borrowings	393.1		392.8
Other liabilities	690.2		583.5
Liabilities of consolidated Funds(2)	22.2		10.5
Total liabilities	1,401.9		1,320.4

Shareholders’ equity	99.9		75.4
Non-controlling interests, including NCI of consolidated Funds(2)	71.8		95.9
Total equity	171.7		171.3
Total liabilities and equity	$1,573.6		$1,491.7

Third party borrowings / trailing twelve months Adjusted EBITDA(3)	1.3	x	1.4	x
(1) Includes investment in Heitman of $53.8 million at December 31, 2017.
(2) Consolidated Funds represent certain seed and co-investments.
(3) Excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of September 30, 2018, June 30, 2018, December 31, 2017 and September 30, 2017. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
1-Year	53%	43%	65%	69%
3-Year	64%	71%	72%	67%
5-Year	80%	81%	83%	81%

	Equal-Weighted
	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
1-Year	57%	50%	59%	62%
3-Year	58%	68%	69%	69%
5-Year	74%	76%	82%	77%

	Asset-Weighted
	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
1-Year	61%	43%	61%	64%
3-Year	57%	67%	71%	62%
5-Year	74%	78%	74%	73%
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”

As of September 30, 2018, assets representing 53%, 64% and 80% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 43%, 71% and 81% at June 30, 2018; and 69%, 67% and 81% at September 30, 2017. Overall performance improved in the third quarter, with the 1-year revenue-weighted number improving to 53% as large cap and international strategies contributed to performance. One emerging markets product representing a 16% revenue weight has largely recovered from its performance decline in the second quarter, but still lags the benchmark in the 1-year period. Flat returns in managed volatility contributed to the lower 3-year performance, and 5-year performance decreased due to underperformance in a large cap strategy that is now even with its benchmark.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended September 30, 2018 and 2017, diluted earnings per share were $0.51 and $0.17, respectively, an increase of 200.0%, and net income attributable to controlling interests was $54.0 million and $18.7 million, respectively, an increase of $35.3 million, or 188.8%.  Earnings per share calculations are impacted by the shares repurchased in 2017 and 2018 which contributed to a year-over-year decrease in average diluted shares outstanding of (3.2) million, or (2.9)% between the three-month periods and (3.7) million, or (3.3)%, between the nine-month periods. For the three months ended September 30, 2018, compared to the three months ended September 30, 2017, U.S. GAAP revenue increased $6.9 million, or 3.1%, from $223.2 million to $230.1 million, as a result of higher levels of average assets under management, excluding equity-method Affiliates, and the continued shift to higher fee rate products, including net catch-up fees related to several alternative products, offset by net negative performance fees in the three months ended September 30, 2018. The increase in other revenue for the three months ended September 30, 2018 was primarily attributable to the adoption of new accounting rules on January 1 related to revenue recognition that require us to record as separate revenue and expense certain Fund expenses paid by our Affiliates and subsequently reimbursed by the Fund. These reimbursed costs, amounting to $1.1 million for the three months ended September 30, 2018, were recorded on a net basis in prior years. Operating expenses increased $1.9 million, or 0.9%, from $214.9 million for the three months ended September 30, 2017, to $216.8 million for the three months ended September 30, 2018, primarily due to increases in general and administrative expense, offset by decreases in compensation and benefits expense which were driven by lower variable compensation and sales-based compensation. Investment income decreased $(5.5) million, from $9.4 million for the three months ended September 30, 2017, to $3.9 million for the three months ended September 30, 2018, due to the removal of

Heitman and the market impact on seed capital investments. The income tax benefit increased for the quarter from a benefit of $(5.1) million for the three months ended September 30, 2017, to a benefit of $(43.4) million for the three months ended September 30, 2018, reflecting the reduction of liabilities for uncertain tax positions due to the lapse of statute of limitations and the decrease in the U.S. tax rate. These decreases were partially offset by an increase in U.K. taxes due to the tax law changes enacted in the fourth quarter of 2017.

For the nine months ended September 30, 2018 and 2017, diluted earnings per share were $1.04 and $0.47, respectively, an increase of 121.3%, and net income attributable to controlling interests was $113.4 million and $53.0 million, respectively, an increase of $60.4 million, or 114.0%.  U.S. GAAP revenue increased $75.5 million, or 11.8%, from $638.2 million for the nine months ended September 30, 2017, to $713.7 million for the nine months ended September 30, 2018, reflecting higher bps yield on higher levels of average assets under management, excluding equity-accounted Affiliates, including net catch-up fees related to certain alternative products. The increase in other revenue for the nine months ended September 30, 2018 was primarily attributable to reimbursed Fund expenses amounting to $6.1 million for the nine months ended September 30, 2018, which were recorded on a net basis in prior years. Operating expenses increased $66.0 million, or 11.1%, from $593.5 million for the nine months ended September 30, 2017, to $659.5 million for the nine months ended September 30, 2018, primarily as a result of higher compensation and benefits (see Table 6). The increase in compensation and benefits is predominantly due to increased headcount combined with increases in the revaluation of Affiliate equity and profit interests along with higher Affiliate key employee distributions. Compensation expense also reflects the amortization of contingent consideration and the portion of equity not acquired by the Company at Landmark. Under U.S. GAAP, the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units are also revalued each quarter, with any change recorded in that period as an adjustment to compensation expense. Total compensation expense related to the Landmark transaction was $166.9 million for the nine months ended September 30, 2018 and $93.6 million for the nine months ended September 30, 2017. The $49.1 million increase in investment income for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 primarily reflects the Company’s gain recognized upon the sale of its investment in Heitman. Income tax expense (benefit) decreased from expense of $1.5 million for the nine months ended September 30, 2017, to a benefit of $(11.1) million for the nine months ended September 30, 2018 due to the reduction of liabilities for uncertain tax positions related to the lapse of statute of limitations and the decrease in the U.S. tax rate, partially offset by the impact of the sale of Heitman in January 2018 and the U.K. tax law changes enacted in the fourth quarter of 2017.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Management fees	$229.6	$221.7	3.6%	$701.0	$624.1	12.3%
Performance fees	(2.1)	0.7	n/m	2.9	12.1	(76.0)%
Other revenue	1.4	0.1	n/m	7.2	0.6	n/m
Consolidated Funds’ revenue	1.2	0.7	71.4%	2.6	1.4	85.7%
Total revenue	230.1	223.2	3.1%	713.7	638.2	11.8%
Compensation and benefits (see Table 6)	180.2	182.2	(1.1)%	552.8	498.4	10.9%
General and administrative	31.0	27.6	12.3%	90.3	80.9	11.6%
Amortization of acquired intangibles	1.6	1.6	—%	4.9	4.9	—%
Depreciation and amortization	3.7	3.2	15.6%	10.6	8.5	24.7%
Consolidated Funds’ expense	0.3	0.3	—%	0.9	0.8	12.5%
Total operating expenses	216.8	214.9	0.9%	659.5	593.5	11.1%
Operating income	13.3	8.3	60.2%	54.2	44.7	21.3%
Investment income	3.9	9.4	(58.5)%	69.6	20.5	239.5%
Interest income	0.9	0.1	800.0%	2.0	0.5	300.0%
Interest expense	(6.3)	(6.4)	(1.6)%	(18.7)	(18.2)	2.7%
Net consolidated Funds’ investment gains (losses)	(1.1)	3.4	n/m	(6.8)	9.9	n/m
Income from continuing operations before taxes	10.7	14.8	(27.7)%	100.3	57.4	74.7%
Income tax expense (benefit)	(43.4)	(5.1)	751.0%	(11.1)	1.5	n/m
Income from continuing operations	54.1	19.9	171.9%	111.4	55.9	99.3%
Gain (loss) on disposal of discontinued operations, net of tax	0.1	—	n/m	0.1	(0.1)	n/m
Net income	54.2	19.9	172.4%	111.5	55.8	99.8%
Net income (loss) attributable to non-controlling interests	0.2	1.2	(83.3)%	(1.9)	2.8	n/m
Net income attributable to controlling interests	$54.0	$18.7	188.8%	$113.4	$53.0	114.0%
Earnings per share, basic, $	$0.51	$0.17	200.0%	$1.05	$0.47	123.4%
Earnings per share, diluted, $	0.51	0.17	200.0%	1.04	0.47	121.3%
Basic shares outstanding (in millions)	106.4	109.0		108.1	111.3
Diluted shares outstanding (in millions)	106.5	109.7		108.2	111.9

U.S. GAAP operating margin	6%	4%	206 bps	8%	7%	59 bps
Pre-tax income from continuing operations attributable to controlling interests	$10.5	$13.6	(22.8)%	$102.2	$54.6	87.2%
Net income from continuing operations attributable to controlling interests	53.9	18.7	188.2%	113.3	53.1	113.4%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation and Benefits Expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation and benefits(1)	$46.1	$42.8	7.7%	$142.8	$127.1	12.4%
Sales-based compensation	4.2	4.6	(8.7)%	13.3	13.5	(1.5)%
Variable compensation(2)	57.2	61.5	(7.0)%	182.4	182.6	(0.1)%
Affiliate key employee distributions	20.5	19.9	3.0%	62.9	51.3	22.6%
Non-cash key employee-owned equity revaluations	34.6	35.8	(3.4)%	98.5	71.0	38.7%
Acquisition-related consideration and pre-acquisition employee equity(3)	17.6	17.6	—%	52.9	52.9	—%
Total U.S. GAAP compensation and benefits expense	$180.2	$182.2	(1.1)%	$552.8	$498.4	10.9%
(1) For the three and nine months ended September 30, 2018, $45.0 million and $136.7 million, respectively, of fixed compensation and benefits is included within economic net income, which excludes Fund expenses initially paid by the Company’s Affiliates on the Fund’s behalf and subsequently reimbursed. For the nine months ended September 30, 2017, $126.6 million of fixed compensation and benefits (of the $127.1 million above) is included within economic net income, which excludes the compensation and benefits associated with the CEO transition costs.

(2) For the nine months ended September 30, 2017, $173.8 million of variable compensation expense (of the $182.6 million above) is included within economic net income, which excludes the variable compensation associated with the CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended September 30, 2018 and 2017, diluted economic net income per share was $0.46 and $0.43, respectively, up $0.03, or 7.0%, on economic net income of $48.8 million and $46.7 million, respectively, an increase of $2.1 million, or 4.5%. For the nine months ended September 30, 2018 and 2017, diluted economic net income per share was $1.42 and $1.18, respectively, up $0.24, or 20.3%, on economic net income of $154.2 million and $132.2 million, respectively, an increase of $22.0 million, or 16.6%.  Table 7 reconciles U.S. GAAP to economic net income for the three and nine months ended September 30, 2018 and 2017. Per-share amounts are impacted by the shares repurchased in 2017 and 2018 which contributed to a decrease in weighted average diluted shares outstanding of (3.2) million, or (2.9)% for the three-month period and (3.7) million, or (3.3)%, for the nine-month period.

For the three months ended September 30, 2018 and 2017, ENI revenue (see Table 8) increased $0.4 million or 0.2%, from $228.2 million to $228.6 million, primarily as a result of increased management fees offset by lower performance fees and the removal of Heitman’s earnings. Management fees increased 3.6%, from $221.7 million to $229.6 million, as a result of higher levels of average assets under management, excluding equity-accounted Affiliates, the continued shift to higher fee rate products and higher net catch-up fees. Average assets under management excluding equity-accounted Affiliates in those respective periods (see Table 12) increased 2.6% to $235.0 billion, while the bps yield on these assets increased from 38.4 bps to 38.8 bps, reflecting the impact of flows into higher yield alternative assets and higher net catch-up fees at Landmark, offset by non-U.S. equity market declines in 2018. Performance fee revenue was $(2.1) million for the current quarter, compared to $0.7 million in the year-ago quarter, as a result of volatile markets and management fee adjustments in certain sub-advisory accounts. Other income, including equity-method Affiliates, decreased $(4.7) million, or (81.0)% from $5.8 million to $1.1 million due to the fact that Heitman was included in the results for the three months ended September 30, 2017 and is no longer included in the current period. Total ENI operating expenses (see Table 9) grew 7.2%, to $83.6 million, from $78.0 million in the prior-year quarter reflecting the continued growth and investment in the business, and total operating expenses as a percentage of management fee revenue increased 123 bps from 35.2% to 36.4% as a result of lower market-driven management fee growth. Of the $5.6 million increase in operating expense between the three months ended September 30, 2017 and 2018, $2.2 million was due to higher fixed compensation and benefits as a result of new hires and annual cost of living increases. Total ENI variable compensation decreased (7.0)% quarter-over-quarter from $61.5 million to $57.2 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) fell (150) bps from 40.9% to 39.4%, partially reflecting the lower cost structure at the Center. The sum of operating expense and variable compensation increased $1.3 million, or 0.9% period-over-period, while revenue increased 0.2% over this period and as a result, BSIG’s ENI operating margin decreased (46) bps to 38.4%. Affiliate key employee distributions increased 3.0% quarter-over-quarter, from $19.9 million to $20.5 million, due the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings was 23.3%, compared to 22.4% in the year-ago quarter, primarily due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $3.1 million for the three months ended September 30, 2018, compared to net interest expense of $4.6 million in the prior-year period. The difference in net interest expense between U.S. GAAP and economic net income primarily relates to the financing costs of seed capital and co-investments held for the Company's benefit (see Table 21).  Tax on economic net income for the three months ended September 30, 2018 and 2017 was $15.4 million and $17.5 million, respectively, a decrease of $(2.1) million or (12.0)%, primarily reflecting a decrease in the effective tax rate to 24.0% from 27.3% in the prior-year period. This decrease is primarily due to the net impact of U.S. and U.K. tax law changes enacted in the fourth quarter of 2017.

For the nine months ended September 30, 2018 and 2017, ENI revenue (see Table 8) increased $58.7 million or 9.1%, from $648.4 million to $707.1 million, driven primarily by a 12.3% increase in management fees from $624.1 million to $701.0 million. This growth was related to increases in both average assets under management, excluding equity-accounted Affiliates, and the Company’s weighted-average fee rate on average AUM, which also benefited from net catch-up fees related to alternative assets in the nine months ended September 30, 2018. Average AUM excluding equity-accounted Affiliates (see Table 12) increased 8.0% from the first nine months of 2017 to $238.5 billion, and the bps yield on these assets rose from 37.8 bps to 39.3 bps. This increase in yield is positively impacted by net catch-up fees related to alternative assets. Performance fee revenue was $2.9 million for the current period, compared to $12.1 million in the prior-year period, principally reflecting the variable nature of performance fees and a performance fee earned on an alternative product in the prior year that was not repeated in 2018. Other income, including equity-accounted Affiliates, decreased $(9.0) million, or (73.8)% from $12.2 million for the nine months ended September 30, 2017 to $3.2 million for the nine months ended September 30, 2018 due to the fact that Heitman was included in the results for the nine months ended September 30, 2017 and is no longer included in the current period. Total ENI operating expenses (see Table 9) grew 8.9% to $249.6 million, from $229.3 million in the prior-year period. Total operating expenses as a percentage of management fee revenue decreased to 35.6% for the nine months ended September 30, 2018 from 36.7% in the prior year period, as management fee growth of 12.3% outpaced the 8.9% increase in operating expenses, partially reflecting the Company’s higher level of net catch-up fees and Center efficiencies. Of the $20.3 million increase in operating expenses between the nine months ended September 30, 2017 and 2018, $10.1 million was due to higher fixed compensation and benefits and $8.1 million was due to increased general and administrative expenses, each attributable to growth and investments in the business. Total variable compensation increased 4.9% period-over-period from $173.8 million to $182.4 million, however the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased to 39.9% compared to 41.5% in the prior-year period. The sum of operating expense and variable compensation increased $28.9 million, or 7.2% period-over-period, while revenue increased 9.1% over this period, resulting in a 107 bps increase in BSIG’s ENI operating margin to 38.9% from 37.8%. Affiliate key employee distributions increased 22.6% period-over-period, from $51.3 million to $62.9 million, primarily due to higher ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings was 22.9%, compared to 20.9% in the year-ago period, primarily due to higher earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Net interest expense was $10.8 million for the nine months ended September 30, 2018, compared to net interest expense of $14.4 million in the prior-year period. Tax on economic net income for the nine months ended September 30, 2018 and 2017 was $47.2 million and $47.4 million, respectively, a decrease of $(0.2) million, or (0.4)%, primarily reflecting higher pre-tax ENI offset by a lower tax rate. The effective ENI income tax rate decreased from 26.4% for the nine months ended September 30, 2017 to 23.4% for the nine months ended September 30, 2018 primarily due to the net impact of U.S. and U.K. tax law changes enacted in the fourth quarter of 2017.

For the three months ended September 30, 2018, Adjusted EBITDA was $71.0 million, down (1.4)% compared to $72.0 million for the same period of 2017. For the nine months ended September 30, 2018, Adjusted EBITDA was $222.8 million, up 10.0% compared to $202.5 million for the same period of 2017. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
U.S. GAAP net income attributable to controlling interests		$54.0	$18.7	$113.4	$53.0
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	34.6	35.8	98.5	71.0
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.2	19.2	57.8	57.8
iii.	Capital transaction costs	—	—	0.1	—
iv.	Seed/Co-investment (gains) losses and financings(1)	(0.5)	(4.7)	7.3	(13.4)
v.	Tax benefit of goodwill and acquired intangibles deductions	1.5	2.2	4.4	6.7
vi.	Discontinued operations and restructuring(2)	0.1	0.3	(64.7)	9.7
vii.	ENI tax normalization(3)	(45.5)	(4.5)	(35.6)	(2.3)
Tax effect of above adjustments, as applicable(4)		(14.6)	(20.3)	(27.0)	(50.3)
Economic net income		$48.8	$46.7	$154.2	$132.2
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) The nine months ended September 30, 2018 includes the gain on sale of Heitman of $65.7 million. Included in restructuring in the three months ended September 30, 2017 is $0.2 million for CEO recruiting costs. Included in restructuring for the nine months ended September 30, 2017 is $9.5 million related to CEO transition costs, comprised of $0.5 million of fixed compensation and benefits, $8.8 million of variable compensation and $0.2 million of recruiting costs.

(3) The three and nine months ended September 30, 2018 include an adjustment of $45.9 million to remove the tax benefit resulting from the reduction in liabilities for uncertain tax positions during the quarter.

(4) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 27.3% U.S. statutory tax rate in 2018 (including state tax) and the 40.2% U.S. statutory tax rate in 2017 (including state tax).

See Table 18 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Management fees	$229.6	$221.7	3.6%	$701.0	$624.1	12.3%
Performance fees	(2.1)	0.7	n/m	2.9	12.1	(76.0)%
Other income, including equity-accounted Affiliates(1)	1.1	5.8	(81.0)%	3.2	12.2	(73.8)%
ENI revenue	$228.6	$228.2	0.2%	$707.1	$648.4	9.1%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue.
(1) Heitman represents $5.0 million and $9.3 million for the three and nine months ended September 30, 2017, respectively.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation & benefits	$45.0	$42.8	5.1%	$136.7	$126.6	8.0%
General and administrative expenses	34.9	32.0	9.1%	102.3	94.2	8.6%
Depreciation and amortization	3.7	3.2	15.6%	10.6	8.5	24.7%
ENI operating expense	$83.6	$78.0	7.2%	$249.6	$229.3	8.9%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and nine months ended September 30, 2018 and 2017. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI Operating Metrics

($ in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Numerator: ENI operating earnings(1)	$87.8	$88.7	(1.0)%	$275.1	$245.3	12.1%
Denominator: ENI revenue	$228.6	$228.2	0.2%	$707.1	$648.4	9.1%
ENI operating margin	38.4%	38.9%	(46) bps	38.9%	37.8%	107 bps

Numerator: ENI operating expense	$83.6	$78.0	7.2%	$249.6	$229.3	8.9%
Denominator: ENI management fee revenue	$229.6	$221.7	3.6%	$701.0	$624.1	12.3%
ENI operating expense ratio	36.4%	35.2%	123 bps	35.6%	36.7%	(113) bps

Numerator: ENI variable compensation	$57.2	$61.5	(7.0)%	$182.4	$173.8	4.9%
Denominator: ENI earnings before variable compensation(2)	$145.0	$150.2	(3.5)%	$457.5	$419.1	9.2%
ENI variable compensation ratio	39.4%	40.9%	(150) bps	39.9%	41.5%	(160) bps

Numerator: Affiliate key employee distributions	$20.5	$19.9	3.0%	$62.9	$51.3	22.6%
Denominator: ENI operating earnings(1)	$87.8	$88.7	(1.0)%	$275.1	$245.3	12.1%
ENI Affiliate key employee distributions ratio	23.3%	22.4%	91 bps	22.9%	20.9%	195 bps

Numerator: Tax on economic net income	$15.4	$17.5	(12.0)%	$47.2	$47.4	(0.4)%
Denominator: Pre-tax economic net income	$64.2	$64.2	—%	$201.4	$179.6	12.1%
Economic net income effective tax rate	24.0%	27.3%	(327) bps	23.4%	26.4%	(296) bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Recent Events

Appointment of Maliz Beams to Board of Directors

On October 29, 2018, our Board of Directors elected Mary Elizabeth (Maliz) Beams as an independent Director, effective as of October 29, 2018. Ms. Beams served as the CEO of Retirement Solutions at Voya, the nation’s largest publicly traded retirement platform, for more than four years. During her time at Voya, she helped lead the company’s spinoff from ING and facilitated the turnaround of 12 businesses that accounted for nearly two-thirds of Voya’s ongoing operating earnings.  Ms. Beams has broad board service experience.  Prior to its recent sale, Ms. Beams was a Board Member, Chair of the Audit Committee and member of the Risk and Compensation Committees of Cetera Financial Group, an investment advice platform and the second largest family of independent broker-dealers in the U.S.  She is currently an Advisory Board Member to Vestigo Ventures, an early-stage venture capital firm focused on fintech companies, and also serves on Columbia Business School’s Executive Advisory Board, Financial Studies.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.10 per share payable on December 28, 2018 to shareholders of record as of the close of business on December 14, 2018.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with $237.7 billion of assets under management as of September 30, 2018. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the Company’s website at www.bsig.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition,anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2018. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on November 1, 2018. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to https://ir.bsig.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                9734619
Link to Webcast:
http://event.on24.com/r.htm?e=1853042&s=1&k=4EC8500E32F4560FACDF3445D881FCC1

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on BrightSphere’s website, at https://ir.bsig.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                9734619

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
U.S. equity
Beginning balance	$74.8	$76.6	$81.3	$81.2	$82.0
Gross inflows	0.7	0.7	0.9	2.9	3.4
Gross outflows	(3.6)	(4.6)	(3.3)	(11.3)	(11.5)
Net flows	(2.9)	(3.9)	(2.4)	(8.4)	(8.1)
Market appreciation	4.1	2.1	1.6	3.2	6.6
Ending balance	$76.0	$74.8	$80.5	$76.0	$80.5
Average AUM	$76.2	$76.1	$80.3	$77.9	$81.2
Average AUM of consolidated Affiliates	$73.9	$74.0	$78.4	$75.8	$79.3

Global / non-U.S. equity
Beginning balance	$122.3	$126.3	$112.9	$126.2	$96.4
Gross inflows	3.8	4.4	4.1	13.0	13.2
Gross outflows	(3.1)	(4.9)	(2.8)	(12.7)	(10.5)
Net flows	0.7	(0.5)	1.3	0.3	2.7
Market appreciation (depreciation)	1.7	(3.5)	7.1	(1.8)	22.2
Ending balance	$124.7	$122.3	$121.3	$124.7	$121.3
Average AUM(1)	$124.4	$125.1	$117.8	$126.2	$109.7

Fixed income
Beginning balance	$13.8	$13.9	$13.2	$13.5	$13.9
Gross inflows	0.3	0.4	0.3	1.6	1.1
Gross outflows	(1.0)	(0.3)	(0.2)	(1.5)	(2.3)
Net flows	(0.7)	0.1	0.1	0.1	(1.2)
Market appreciation (depreciation)	0.1	(0.2)	0.1	(0.4)	0.7
Ending balance	$13.2	$13.8	$13.4	$13.2	$13.4
Average AUM(1)	$13.6	$13.9	$13.3	$13.7	$13.4

Alternatives(3)
Beginning balance	$23.4	$23.3	$51.4	$22.1	$48.1
Acquisition (removal) of Affiliates	—	—	(32.4)	—	(32.4)
Gross inflows	2.1	0.6	2.0	5.8	5.9
Gross outflows	(0.2)	(0.3)	(0.1)	(0.8)	(0.9)
Hard asset disposals	(1.6)	(0.1)	(0.4)	(1.8)	(0.7)
Net flows	0.3	0.2	1.5	3.2	4.3
Market appreciation (depreciation)	0.1	(0.1)	0.2	—	0.7
Other(2)	—	—	—	(1.5)	—
Ending balance	$23.8	$23.4	$20.7	$23.8	$20.7
Average AUM	$23.1	$23.3	$19.6	$22.8	$39.8
Average AUM of consolidated Affiliates	$23.1	$23.3	$19.6	$22.8	$18.5

Total(3)
Beginning balance	$234.3	$240.1	$258.8	$243.0	$240.4
Acquisition (removal) of Affiliates	—	—	(32.4)	—	(32.4)
Gross inflows	6.9	6.1	7.3	23.3	23.6
Gross outflows	(7.9)	(10.1)	(6.4)	(26.3)	(25.2)
Hard asset disposals	(1.6)	(0.1)	(0.4)	(1.8)	(0.7)
Net flows	(2.6)	(4.1)	0.5	(4.8)	(2.3)
Market appreciation (depreciation)	6.0	(1.7)	9.0	1.0	30.2
Other(2)	—	—	—	(1.5)	—
Ending balance	$237.7	$234.3	$235.9	$237.7	$235.9
Average AUM	$237.3	$238.4	$231.0	$240.6	$244.1
Average AUM of consolidated Affiliates	$235.0	$236.3	$229.1	$238.5	$220.9

Basis points: inflows(3)	52.5	42.3	54.2	48.3	49.6
Basis points: outflows(3)	33.2	40.2	40.2	37.0	35.1
Annualized revenue impact of net flows (in millions)	$4.7	$(15.2)	$12.2	$8.5	$26.1
Derived average weighted NCCF	1.2	(3.9)	3.2	1.9	6.8

(1) Average AUM equals average AUM of consolidated Affiliates.
(2) “Other” in the nine months ended September 30, 2018 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.

(3) Reflects removal of Heitman in the third quarter of 2017.
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Nine Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$45.3	24	$45.5	25	$47.2	24	$138.4	24	$144.9	24
Global/non-U.S. equity	123.0	39	126.2	40	121.5	41	377.8	40	339.3	41
Fixed income	6.7	20	6.8	20	6.9	21	20.3	20	20.8	21
Alternatives	54.6	94	47.9	82	46.1	93	164.5	96	119.1	86
Management fee revenue	$229.6	38.8	$226.4	38.4	$221.7	38.4	$701.0	39.3	$624.1	37.8
Average AUM excluding equity-accounted Affiliates	$235.0		$236.3		$229.1		$238.5		$220.9
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$237.3	38.9	$238.4	38.6	$231.0	38.6	$240.6	39.5	$244.1	38.0
(1) As of the beginning of the third quarter, 2017, the Company removed Heitman from its AUM metrics. AUM in 2018 excludes Heitman.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
U.S. equity, small/smid cap	$6.7	$6.8	$7.6	$7.6
U.S. equity, mid cap value	11.9	12.0	13.0	12.7
U.S. equity, large cap value	54.3	53.0	57.8	57.0
U.S. equity, core/blend	3.1	3.0	2.8	3.2
Total U.S. equity	76.0	74.8	81.2	80.5
Global equity	41.4	40.1	40.3	38.7
International equity	54.7	53.4	55.5	54.6
Emerging markets equity	28.6	28.8	30.4	28.0
Total global/non-U.S. equity	124.7	122.3	126.2	121.3
Fixed income	13.2	13.8	13.5	13.4
Alternatives(1)	23.8	23.4	22.1	20.7
Total assets under management	$237.7	$234.3	$243.0	$235.9
(1) Reported AUM after June 30, 2017 removes Heitman.
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate(2)

($ in billions)	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Acadian Asset Management	$99.7	$96.9	$97.7	$92.8
Barrow, Hanley, Mewhinney & Strauss	84.8	84.9	91.7	92.4
Campbell Global	4.6	5.2	5.3	5.2
Copper Rock Capital Partners	4.9	5.2	6.4	6.0
Investment Counselors of Maryland(1)	2.2	2.2	2.1	2.0
Landmark Partners	17.7	16.6	14.8	13.4
Thompson, Siegel & Walmsley	23.8	23.3	25.0	24.1
Total assets under management	$237.7	$234.3	$243.0	$235.9
(1) Equity-accounted Affiliate.
(2) The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$76.2	32.0%	$74.6	31.8%	$80.1	33.0%	$79.4	33.7%
Corporate/Union	41.5	17.5%	41.7	17.8%	45.1	18.5%	44.0	18.7%
Public/Government	70.4	29.6%	70.0	29.9%	70.2	28.9%	66.9	28.4%
Endowment/Foundation	5.0	2.1%	4.9	2.1%	4.9	2.0%	4.8	2.0%
Old Mutual Group	2.6	1.1%	2.6	1.1%	2.6	1.1%	3.6	1.5%
Commingled Trust/UCITS	30.8	13.0%	29.6	12.6%	29.1	12.0%	26.4	11.2%
Mutual Fund	2.2	0.9%	2.1	0.9%	2.0	0.8%	2.0	0.8%
Other	9.0	3.8%	8.8	3.8%	9.0	3.7%	8.8	3.7%
Total assets under management	$237.7		$234.3		$243.0		$235.9
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	September 30, 2018		June 30, 2018		December 31, 2017		September 30, 2017
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$181.8	76.5%	$180.4	77.0%	$190.1	78.2%	$185.7	78.7%
Europe	19.5	8.2%	19.3	8.2%	19.5	8.0%	18.7	7.9%
Asia	11.4	4.8%	10.7	4.6%	10.4	4.3%	9.9	4.2%
Middle East	0.2	0.1%	0.2	0.1%	0.2	0.1%	0.2	0.1%
Australia	10.7	4.5%	9.8	4.2%	8.8	3.6%	8.2	3.5%
Other	14.1	5.9%	13.9	5.9%	14.0	5.8%	13.2	5.6%
Total assets under management	$237.7		$234.3		$243.0		$235.9
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

			AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2015	Q1		$(0.2)	$11.3	34.0	$3.3
	Q2		0.8	13.5	34.3	3.9
	Q3		(2.5)	0.7	34.5	0.2
	Q4		(3.2)	(6.6)	34.7	(1.9)
2016	Q1		2.4	7.3	34.7	2.1
	Q2		(2.9)	(3.4)	35.0	(1.0)
	Q3		(2.6)	(7.5)	35.7	(2.1)
	Q4		1.5	14.6	36.1	4.0
2017	Q1		(2.5)	0.8	37.7	0.2
	Q2		(0.3)	13.1	38.1	3.4
	Q3	(1)	0.5	12.2	38.6	3.2
	Q4	(1)	(3.7)	6.8	39.3	1.7
2018	Q1		1.9	19.0	41.1	4.6
	Q2		(4.1)	(15.2)	38.6	(3.9)
	Q3		(2.6)	4.7	38.9	1.2
(1) Reflects removal of Heitman.
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($)		Three Months Ended September 30,		Nine Months Ended September 30,
		2018	2017	2018	2017
U.S. GAAP net income per share		$0.51	$0.17	$1.04	$0.47
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.33	0.33	0.91	0.63
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.18	0.54	0.52
iii.	Capital transaction costs	—	—	—	—
iv.	Seed/Co-investment (gains) losses and financing	—	(0.04)	0.07	(0.12)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.01	0.02	0.04	0.06
vi.	Discontinued operations and restructuring	—	—	(0.60)	0.09
vii.	ENI tax normalization	(0.43)	(0.04)	(0.33)	(0.02)
Tax effect of above adjustments, as applicable		(0.14)	(0.19)	(0.25)	(0.45)
Economic net income per share		$0.46	$0.43	$1.42	$1.18
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
U.S. GAAP revenue	$230.1	$223.2	$713.7	$638.2
Include investment return on equity-accounted Affiliates(1)	0.8	5.7	2.1	11.2
Exclude revenue from consolidated Funds	(1.2)	(0.7)	(2.6)	(1.4)
Exclude fixed compensation reimbursed by customers	(1.1)	—	(6.1)	—
Gains/losses on co-investments and seed	—	—	—	0.4
ENI revenue	$228.6	$228.2	$707.1	$648.4
(1) Includes $5.0 million and $9.3 million related to Heitman for the three and nine months ended September 30, 2017, respectively.
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
U.S. GAAP operating expense	$216.8	$214.9	$659.5	$593.5
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.6)	(17.6)	(52.9)	(52.9)
Non-cash key employee-owned equity and profit interest revaluations	(34.6)	(35.8)	(98.5)	(71.0)
Amortization of acquired intangible assets	(1.6)	(1.6)	(4.9)	(4.9)
Capital transaction and restructuring costs	(0.3)	(0.2)	(1.3)	(9.5)
Fixed compensation reimbursed by customers	(1.1)	—	(6.1)	—
Funds’ operating expense	(0.3)	(0.3)	(0.9)	(0.8)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(57.2)	(61.5)	(182.4)	(173.8)
Affiliate key employee distributions	(20.5)	(19.9)	(62.9)	(51.3)
ENI operating expense	$83.6	$78.0	$249.6	$229.3
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations.”

Please see “Definitions and Additional Notes”

Table 21: Components of Seed/Co-investment Gains (Losses) and Financing

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Seed/Co-investment gains (losses)	$2.7	$6.3	$(1.4)	$16.6
Financing costs:
Seed/Co-investment average balance	141.3	119.8	125.9	80.8
Blended interest rate(1)	6.2%	5.0%	6.2%	5.3%
Financing costs	(2.2)	(1.6)	(5.9)	(3.2)
Net seed/co-investment gains (losses) and financing	$0.5	$4.7	$(7.3)	$13.4
(1) The blended rate is based first on the interest rate paid on the Company’s non-recourse seed capital facility up to the average amount drawn, and thereafter on the weighted average rate of the long-term debt.

Please see “Definitions and Additional Notes”

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to controlling interests	$54.0	$18.7	$113.4	$53.0
Net interest expense	5.4	6.3	16.7	17.7
Income tax expense (benefit) (including tax expenses related to discontinued operations)	(43.3)	(5.1)	(11.0)	1.5
Depreciation and amortization (including intangible assets)	5.3	4.8	15.5	13.4
EBITDA	$21.4	$24.7	$134.6	$85.6
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	34.6	35.8	98.5	71.0
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.6	17.6	52.9	52.9
EBITDA of discontinued operations	(0.2)	0.1	(0.2)	0.2
(Gain) loss on seed and co-investments	(2.7)	(6.3)	1.4	(16.6)
Restructuring(1)	0.3	0.2	(64.5)	9.5
Capital transaction costs	—	—	0.1	—
Other	—	(0.1)	—	(0.1)
Adjusted EBITDA	$71.0	$72.0	$222.8	$202.5
ENI net interest expense to third parties	(3.1)	(4.6)	(10.8)	(14.4)
Depreciation and amortization	(3.7)	(3.2)	(10.6)	(8.5)
Tax on economic net income	(15.4)	(17.5)	(47.2)	(47.4)
Economic net income	$48.8	$46.7	$154.2	$132.2
(1) The nine months ended September 30, 2018 includes the gain on sale of Heitman of $65.7 million. The three and nine months ended September 30, 2017 include costs associated with the CEO transition.
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Pre-tax economic net income(1)	$64.2	$64.2	$201.4	$179.6
Intercompany interest expense deductible for U.S. tax purposes	(19.3)	(19.7)	(58.2)	(58.6)
Taxable economic net income	44.9	44.5	143.2	121.0
Taxes at the U.S. federal and state statutory rates(2)	(12.2)	(17.8)	(39.1)	(48.6)
Other reconciling tax adjustments	(3.2)	0.3	(8.1)	1.2
Tax on economic net income	(15.4)	(17.5)	(47.2)	(47.4)
Add back intercompany interest expense previously excluded	19.3	19.7	58.2	58.6
Economic net income	$48.8	$46.7	$154.2	$132.2
Economic net income effective tax rate(3)	24.0%	27.3%	23.4%	26.4%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses.
(2) Taxed at U.S. Federal and State statutory rate of 27.3% in 2018 and 40.2% in 2017.
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “BrightSphere” “BSIG” or the “Company” refer to BrightSphere Investment Group plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to “BSUS” or the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. BrightSphere operates its business through seven boutique asset management firms (the “Affiliates”). BrightSphere’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees; and

•
net the separate revenues and expenses recorded under U.S. GAAP for certain Fund expenses initially paid by its Affiliates on the Fund’s behalf and subsequently reimbursed, to better reflect the actual economics of the Company’s business.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by BrightSphere at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by BrightSphere can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

Net catch-up fees

Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at BrightSphere because in our profit sharing economic model, scale benefits both the Affiliate employees and BrightSphere shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and BrightSphere equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, BSUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by BrightSphere’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for BrightSphere overall (i.e. 38.9 bps in Q3'18). For example, NCCF annualized revenue impact of $4.7 million divided by the average weighted fee rate of BrightSphere’s overall AUM of 38.9 bps equals the derived average weighted NCCF of $1.2 billion.

n/m

“Not meaningful.”